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                                                                     Exhibit 5.1

                                 April 16, 2002

Tarantella, Inc.
425 Encinal Street
Santa Cruz, CA 95061-1900


     Re:  Registration Statement on Form S-8
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Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 16, 2002 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 250,000 shares of your Common Stock (the "Shares") which are to be issued pursuant to the 1993 Employee Stock Purchase (the "Plan"). As your legal counsel, we have examined the proceedings proposed to be taken in connection with the issuance and sale of the Shares to be issued under the Plan.

     It is our opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                                         Very truly yours,

                                         WILSON SONSINI GOODRICH & ROSATI
                                         Professional Corporation

                                         /s/ Wilson Sonsini Goodrich & Rosati PC